Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-4 of our reports dated March 23, 2021, relating to the audited consolidated financial statements of Myx Fitness Holdings, LLC and Subsidiaries as of and for the years ended December 31, 2020, 2019 and 2018 as well as our reports dated May 14, 2021, relating to the reviewed interim financial statements of the Company as of March 31, 2021 and for the three-month periods ended March 31, 2021 and 2020, which is contained in that Prospectus. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

Red Bank, New Jersey

May 19, 2021